NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES THIRD QUARTER 2006 RESULTS,
RAISES 2006 EARNINGS GUIDANCE

BOISE, Idaho -- October 17, 2006 - American Ecology Corporation (NASDAQ: ECOL) today announced financial results for the third quarter and the nine-months ended September 30, 2006.

Third Quarter Results

Revenue for the third quarter of 2006 increased 10.8% to $27.5 million, up from $24.8 million in the year ago period. This increase primarily reflects expanded rail transportation services on the Company’s Honeywell International Jersey City project. Waste volumes disposed at the Company’s hazardous waste facilities declined approximately 31% during the third quarter of 2006 as compared to the third quarter of 2005. As previously announced, this decline was primarily due to delayed shipments from U.S. Army Corps of Engineers cleanup projects to the Company’s Grand View, Idaho disposal site. This timing-related decline was partially offset by an approximately 22% increase in average selling price in the third quarter over the same quarter in 2005. Army Corps of Engineers shipments to the Idaho site resumed as expected in September and October following new government spending authorizations.

Operating income was $4.7 million for the third quarter of 2006, 31.4% lower than operating income of $6.9 million in the third quarter of 2005. Despite reduced government business, all four operating facilities were profitable for the quarter. The Robstown, Texas, Beatty, Nevada and Richland, Washington disposal facilities each delivered significant year-over-year operating income growth.

“We are pleased with the continued strength of our core waste treatment and disposal business and closed the third quarter on a very positive note with a solid pipeline of ongoing work,” commented President and Chief Executive Officer Stephen Romano.

Gross profit declined 30.7% to $6.9 million during the third quarter of 2006 as compared to $10.0 million in the third quarter of 2005. This decline primarily reflects reduced disposal volumes from the Army Corps of Engineers. Direct operating costs for the quarter increased to $20.6 million, up from $14.8 million in the third quarter of 2005. This increase reflects higher transportation cost due largely to increased rail car utilization, as well as higher variable costs for waste treatment additives used on multiple projects.

Selling, general & administrative expenses for the third quarter of 2006 declined 6.5% to $2.9 million, or 10.6% of sales, as compared to $3.1 million for the third quarter of 2005, or 12.5% of sales. This decrease is primarily due to higher revenues and lower bonus accruals partially offset by an increase in stock-based incentive compensation.

During the quarter, the Company settled its outstanding business interruption claim related to the July 2004 fire at its Robstown, Texas facility. This resulted in approximately $704,000 in operating income for the quarter beyond the $157,000 previously accrued in prior periods. After giving effect to the settlement, the Company has no outstanding claims against its insurance carrier in relation to the fire.

Other income was approximately $209,000 for the third quarter of 2006. This compares to $5.4 million posted in the third quarter last year, which included a one-time $5.3 million pre-tax gain earned on settlement of a lawsuit with the State of Nebraska over a formerly proposed low-level radioactive waste disposal facility in that state.

Net income was $3.0 million, or $0.16 per diluted share, for the third quarter of 2006. Net income was $7.7 million in the third quarter of 2005, or $0.43 per diluted share, which included an approximately $0.18 per share gain from the Nebraska lawsuit settlement.

At September 30, 2006, the Company had approximately $11 million of cash and short-term investments. The Company’s $15 million line of credit was unused at quarter end.

Year-to-Date Results

Revenue for the nine-months ended September 30, 2006 increased 40.6% to $78.9 million compared to $56.1 million for the nine-months ended September 30, 2005. This gain was substantially due to increased rail transportation services provided to Honeywell and other customers. While waste volumes decreased 3% in the first nine-months of 2006 as compared to the same period in 2005, average selling prices were up approximately 12% year-over-year. This reflects increased delivery of higher margin treatment and disposal services.

Operating income rose to $18.4 million, up 30.5% over the $14.1 million posted for the same period in 2005. For the first nine months of 2006, the Company reported net income of $12.1 million or $0.66 per diluted share. This compares to $12.3 million, or $0.68 per diluted share, in the prior year period. As noted above, 2005 net income included a $5.3 million pre-tax gain on the Nebraska lawsuit settlement. During 2006, the Company recognized $458,000 in pre-tax other income primarily from a gain on sale of excess land at a non-operating facility in Texas, and for reimbursement of legal fees.

Management Raises 2006 Earnings Guidance

Based on results to date and our fourth quarter outlook, management is raising its previously issued 2006 earnings guidance of $0.72 to $0.82 per diluted share to $0.85 to $0.90 per share.

“This increase in our earnings estimate for 2006 reflects American Ecology’s strong year to date financial performance as well as an improved fourth quarter outlook based on the resumed Army Corps of Engineers shipments, continued execution on the Honeywell contract and expectations of continued strong performance by the Company’s Nevada and Texas operations,” Romano stated.

“Significant capital spending in 2005 and 2006 positions us for continued growth. The expansion of our rail capabilities in Idaho and Texas led to clean-up project wins on the East Coast while enabling us to compete for other large projects we expect to bid in the future. Our new Texas rail facility will be serving its first rail customer in October, and we are actively marketing our Texas services to an expanded geographic area,” Romano concluded.

Dividend

On October 2, 2006, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on October 13, 2006. This $2.7 million dividend will be paid using cash on hand on October 20, 2006.

Conference Call

The Company will hold an investor conference call on Wednesday, October 18, 2006 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results and its updated business outlook.

Participants can access the conference by dialing (866) 261-3296. Participants will by required to register their name and company affiliation for the conference call. The call will also be carried live on the Company’s website at www.americanecology.com.

An audio replay will be made available through October 21, 2006 by calling (800) 675-9924 using the pass code 101806 or by visiting the Company’s website at www.americanecology.com.

###
About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2006 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2005 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance and changes with applicable laws and regulations, exposure to lawsuits, access to insurance and other financial assurances, implementation of new technologies, a loss of a major customer, operational incidents that could limit our operations, access to cost effective transportation services, utilization of net operating loss carryforwards, our ability to perform under required contracts, significant sales of selling stockholders and the effect on the price of our common stock and our willingness to pay dividends.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2006	2005	2006	2005

Revenues	$27,464	$24,791	$78,910	$56,124
Transportation costs	12,683	8,435	29,199	15,471
Other direct operating costs	7,874	6,387	22,569	17,623

Gross profit	6,907	9,969	27,142	23,030

Selling, general and administrative expenses	2,902	3,103	9,446	8,975
Business interruption insurance claim	(704)	-	(704)	(41)
Operating income	4,709	6,866	18,400	14,096

Other income (expense)
Interest income	215	164	608	342
Interest expense	(6)	(45)	(8)	(140)
Gain on litigation settlement	-	5,327	-	5,327
Other	-	(31)	458	8
Total other income	209	5,415	1,058	5,537

Income before tax	4,918	12,281	19,458	19,633
Income tax expense	1,925	4,545	7,359	7,335
Net income	$2,993	$7,736	$12,099	$12,298

Earnings per share:
Basic	$0.16	$0.44	$0.67	$0.70
Dilutive	$0.16	$0.43	$0.66	$0.68

Shares used in earnings
per share calculation:
Basic	18,141	17,636	18,052	17,519
Dilutive	18,249	18,139	18,221	17,974

Dividends paid per share	$0.15	$0.15	$0.45	$0.15

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
Assets

Current Assets:
Cash and cash equivalents	$9,075	$3,641
Short-term investments	1,997	16,214
Receivables, net	18,777	13,573
Insurance receivable	-	157
Prepaid expenses and other current assets	3,378	3,183
Income tax receivable	440	1,248
Deferred income taxes	1,794	6,714
Total current assets	35,461	44,730

Property and equipment, net	54,278	40,896
Restricted cash	4,701	84
Deferred income taxes	2,362	3,021
Other assets	336	738
Total assets	$97,138	$89,469

Liabilities And Stockholders’ Equity

Current Liabilities:
Accounts payable	$5,649	$3,665
Deferred revenue	3,065	1,261
Customer advances	1,912	1,535
Accrued liabilities	1,516	1,337
State burial fees payable	1,190	1,454
Management incentive plan payable	364	1,272
Customer refunds	338	1,062
Line of credit	-	-
Current portion of closure and post closure obligations	721	1,127
Current portion of long-term debt	6	-
Total current liabilities	14,761	12,713

Long-term closure and post closure obligations	10,825	10,560
Long-term customer advances	533	485
Other long-term liabilities	530	1,752
Long-term debt	27	-
Total liabilities	26,676	25,510

Contingencies and commitments

Shareholders’ Equity
Common stock	181	177
Additional paid-in capital	55,709	53,213
Retained earnings	14,572	10,569
Total shareholders’ equity	70,462	63,959
Total liabilities and shareholders’ equity	$97,138	$89,469